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                                                                   EXHIBIT 10.46

               FUNDED RESEARCH & DEVELOPMENT AND LICENSE AGREEMENT

         THIS AGREEMENT is made by and between i-STAT Corporation ("i-STAT"), a Delaware corporation having its principal place of business at 303 College Road East, Princeton, New Jersey 08540 and Abbott Laboratories ("Abbott"), an Illinois corporation having its principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500.

                                   WITNESSETH:

         WHEREAS, Abbott has experience in the research, development, manufacture and marketing of diagnostic tests;

         WHEREAS, i-STAT has experience in the research, development, manufacture and marketing of medical diagnostic products for point-of-care analysis;

         WHEREAS, i-STAT and Abbott have conducted discussions regarding collaboratively developing diagnostic tests for commercialization that utilize and adapt i-STAT Know-How and Technology (as hereinafter defined) and Abbott Know-How and Technology (as hereinafter defined);

         WHEREAS, Abbott desires to provide i-STAT with funding for such research and development work,

         WHEREAS, i-STAT agrees to perform such research and development work;

         WHEREAS, i-STAT has entered into a Distribution Agreement with FUSO Pharmaceutical Industries, Ltd. and JCR Pharmaceutical Co. Ltd. (together "FUSO") dated August 23, 1988 ("FUSO Agreement") for the distribution of certain of such i-STAT products in



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Japan, South Korea and Taiwan and, on the same date, has entered into a
Development Agreement with FUSO (the "FUSO Development Agreement") and a Manufacturing License Agreement with FUSO (the "FUSO License Agreement");

         WHEREAS, i-STAT has entered into a Distribution Agreement with Hewlett-Packard Company ("HP") dated July 28, 1995 ("HP Agreement") for the distribution of certain of such i-STAT products in Europe, the Middle East and Africa, and on the same date, entered into a License Agreement with HP ("HP License Agreement") for the license rights to certain i-STAT intellectual property in Europe, the Middle East and Africa;

         WHEREAS, concurrent with this Agreement, i-STAT and Abbott are executing stock purchase and related agreements by which Abbott shall acquire a minority ownership interest in i-STAT ("Stock Purchase Agreements");

         WHEREAS, concurrent with this Agreement, i-STAT and Abbott are executing a distribution agreement by which Abbott shall obtain exclusive or co-exclusive rights to distribute i-STAT Products (as hereinafter defined) and exclusive rights to distribute Program Products (as hereinafter defined) in the Field (as hereinafter defined) ("Marketing and Distribution Agreement" and, together with this Agreement and the Stock Purchase Agreements, the "Alliance Agreements").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to the terms and conditions set forth below, i-STAT and Abbott hereby agree as follows:



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                             ARTICLE 1. DEFINITIONS

         The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

         1.1 "Abbott Know-How and Technology" shall mean Abbott's and its Affiliates' (as hereinafter defined) proprietary rare reagents, immunoassay system technology, calibrators and controls and accompanying detection technology, including, but not limited to, manufacturing or production techniques, formulations, methods, products and processes, and any and all patents, patent applications, Trademarks (as hereinafter defined), trade names, service marks, copyrights, know-how, Trade Secret (as hereinafter defined) or other proprietary rights of Abbott and its Affiliates relating thereto, that are owned or licensed by Abbott or its Affiliates prior to the Closing Date (as hereinafter defined) or are extensions to Abbott's proprietary rare reagents, immunoassay system technology, calibrators and controls and accompanying detection technology, developed after the Closing Date in programs funded outside the R&D Program (as hereinafter defined).

         1.2 "Actual Cost" shall mean ***

   *** CONFIDENTIAL TREATMENT REQUESTED.



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         1.3 "Affiliate" shall mean, with respect to each Party (as hereinafter defined), any legal entity that is, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

         1.4 "Analyte" shall mean an individual compound, protein or fragment thereof, or substance which is the target of quantitative or qualitative measurement.

         1.5 "Analyzer" shall mean a device that processes Cartridges (as hereinafter defined) and is capable of detecting at least one (1) Analyte for use in the Field (as hereinafter defined), including analyzers integrated into in vitro diagnostic devices, but excluding analyzers which are not integrated into in vitro diagnostic devices, which devices are designed primarily for the delivery of patient care (e.g., the monitors currently being marketed and distributed by HP pursuant to a license from i-STAT).

         1.6 "Ancillary Products" shall mean any hardware (not including Cartridges) and/or software that is not part of an Analyzer, but is essential to the use of an Analyzer (e.g., a simulator device used for testing Analyzers by simulating certain of the electrical characteristics of a Cartridge or by some other testing means) and which is identified on Schedule 1.6 as may be amended from time to time.

         1.7 "AUP" shall mean the average unit selling price.



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         1.8 "Business Day" shall mean any day other than a day which is a
Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

         1.9 "Calendar Quarter" shall mean a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of any Contract Year (as hereinafter defined).

         1.10 "Cartridge" shall mean the disposable component of a Program Product that contains the i-STAT Sensors (as hereinafter defined) and fluid handling channels and operate on the Analyzer or any other analyzer or integrated device sold by a Third Party (as hereinafter defined) under an agreement with i-STAT.

         1.11 "Change of Control" shall mean: (a) the consolidation or merger of i-STAT or any Affiliate of i-STAT with or into any Third Party (as hereinafter defined) wherein the shareholders of i-STAT immediately prior to such transaction shall cease to be the holders of at least fifty percent (50%) of the outstanding securities of the surviving corporation in such transaction; (b) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of i-STAT; or (c) the acquisition by any Third Party or group of Third Parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934) of more than fifty percent (50%) of the outstanding shares of voting stock of i-STAT.

         1.12 "Closing" shall mean the closing of the transaction provided for in this Agreement, as more fully described in Article 14.

         1.13 "Closing Date" shall mean the date on which the Closing occurs.



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         1.14 "Co-exclusive FUSO Territory" shall mean the territory into which
FUSO currently has the right to distribute certain i-STAT Products on a non-exclusive basis pursuant to the FUSO Agreement, which territory shall be reduced from time to time pursuant to Section 4.4. As of the Signing Date (as hereinafter defined), the Co-exclusive FUSO Territory consists of Japan, South Korea and Taiwan.

         1.15 "Commercialize" or "Commercialization" shall mean to promote, market, sell and/or distribute.

         1.16 "Confidential Information" shall mean any and all technical data, information, materials and other know-how including Trade Secrets presently owned by or developed by, on behalf of, or derived either directly or indirectly from Program Technology (as hereinafter defined) of either Party and/or its Affiliates during the Term (as hereinafter defined) which relates to an i-STAT Product or a Program Product, its development, manufacture, promotion, marketing, distribution, sale or use, and any and all financial data and information relating to the business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

         (a) is known to the receiving Party and/or its Affiliates at the time of disclosure, as evidenced by its written records;



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         (b)      is disclosed to the receiving Party and/or its Affiliates by a
                  Third Party having a right to make such disclosure;

         (c) becomes patented, published, or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates; or

         (d) is independently developed by or for the receiving Party and/or its Affiliates without use of Confidential Information disclosed hereunder, as evidenced by its written records.

         1.17 "Contract Year" shall mean a calendar year during the Term beginning on January 1, except that the first Contract Year may begin on the Starting Date, and shall end on December 31, 1999.

         1.18 "Date of First Market Launch" shall mean the date on which Abbott or its Affiliates first transfer title to and sell Program Product (other than a Program Product used for clinical studies) to a Third Party in the Territory (as hereinafter defined) after receipt of regulatory approval (if required in such country of first market launch).

         1.19 "Distributor Territories" shall mean those countries identified on
Schedule 1.19, as may be amended from time to time in accordance with the provisions of Section 4.4.

         1.20 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

         1.21 "Field" shall mean the professionally attended human healthcare delivery market, including, without limitation, hospitals, physician office laboratories, alternate site facilities, surgi-centers, emergicare, ambulances and home care. Subject to Abbott's right of first negotiation as set forth in
Section 2.5 of the Marketing and Distribution Agreement, Field shall not include the consumer self-testing market.


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         1.22 "510K Filing" shall mean a pre-market notification submission filed with the FDA requesting clearance to distribute commercially a medical device for human use in the United States (as hereinafter defined) based on substantial equivalence to a device currently in commercial distribution.

         1.23 "Foreign Regulatory Agency" shall mean an agency or entity of a government responsible for approving the marketing, sale and/or distribution of Program Products in a country other than the United States.

         1.24 "Fully Burdened Manufacturing Costs" shall mean ***


         1.25 "FUSO Agreement" shall mean the Distribution Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.26 "FUSO Development Agreement" shall mean the Development Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.27 "FUSO License Agreement" shall mean the Manufacturing License Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.28 "HP Agreement" shall mean the Distribution Agreement dated July 28, 1995, between i-STAT and HP.

*** CONFIDENTIAL TREATMENT REQUESTED.



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         1.29 "HP Exclusivity Period" shall mean the period under the HP
Agreement during which HP shall have exclusive rights to distribute certain of i-STAT's products, as determined by Abbott in its sole discretion.

         1.30 "HP License Agreement" shall mean the License Agreement dated July 28, 1995, between i-STAT and HP.

         1.31 "HP Stock Purchase Agreement" shall mean the Series B Preferred Stock Purchase Agreement dated as of June 23, 1995, between i-STAT and HP.

         1.32 "HP Territory" shall mean the territory into which HP has the right to distribute certain i-STAT Products pursuant to the HP Agreement, which territory shall be reduced from time to time pursuant to Section 4.4. As of the Signing Date, the HP Territory consists of the countries set forth in Schedule 1.32.

         1.33 Definition intentionally left blank.

         1.34 "i-STAT Know-How and Technology" shall mean i-STAT Products and i-STAT's or its Affiliates' proprietary sensor and platform technology, including but not limited to, manufacturing or production techniques, formulations, methods, products and processes, and any and all patents, patent applications, Trademarks, trade names, service marks, copyrights, know-how, Trade Secret, or other proprietary rights of i-STAT and its Affiliates relating thereto, that are owned or licensed by i-STAT or its Affiliates prior to the Closing Date or are extensions to i-STAT's and its Affiliates' proprietary sensor and platform technology developed after the Closing Date in programs not funded by Abbott.

         1.35 "i-STAT Product" shall mean Analyzers, Cartridges and Ancillary Products, or any combination of the foregoing, in the Field, including the manuals, labeling, packaging and package inserts thereto. For purposes of this Agreement, any "New Product" as such term is


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defined under the Marketing and Distribution Agreement in Section 1.55, shall be deemed to be an i-STAT Product.

         1.36 "i-STAT Sensors" shall mean at least one (1) solid state potentiometric, amperimetric and/or conductometric microsensor device or an integrated group of such devices designed to detect the presence and/or quantity of at least one (1) Analyte. ***

         1.37 "Milestone" shall mean one (1) of the following events (as more fully described in Section 2.3) and "Milestones" shall mean two or more of the following events: First Milestone shall mean ***; Second Milestone shall mean ***; Third Milestone shall mean ***; and Fourth Milestone shall mean ***.

         1.38 "Net Sales" shall mean the total of the gross amount billed or invoiced to Third Parties for the sale of Program Products, less:

         (a) Rebates granted and allowances, trade, quantity or cash discounts actually allowed and taken;

         (b) Retroactive price reductions imposed by government authorities;

         (c) Fees, commissions or rebates lawfully paid pursuant to contracts with group purchasing organizations;

                  *** CONFIDENTIAL TREATMENT REQUESTED.


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         (d)      Amounts actually repaid a Third Party by reason of rejection or return of defective Program Product; and

         (e) Upcharges invoiced and paid by Third Parties as part of a reagent agreement plan or similar arrangement.

         1.39 "Party" shall mean i-STAT or Abbott, and "Parties" shall mean i-STAT and Abbott.

         1.40 "Prepayment" shall mean periodic cash payments made by Abbott to i-STAT which i-STAT shall credit or repay to Abbott in accordance with the terms and conditions set forth in Section 3.2.

         1.41 "Program Budget" shall mean the amount of the i-STAT research effort that may be available for the R&D Program at Abbott's option. The annual Program Budget shall be calculated as an amount anywhere in the range from a minimum of *** to a maximum of *** of the total annual sales of i-STAT Products and Program Products sold by i-STAT to Abbott and its Affiliates and reviewed annually by the Parties.

         1.42 "Program Patents" shall mean the patents and patent applications included in Program Technology and set forth on Schedule 1.42. As of the Signing Date, no Program Patents are on Schedule 1.42. Schedule 1.42 may be amended from time to time.

         1.43 "Program Product" shall mean any product derived from the R&D Program as specified in a Project Plan.

         1.44 "Program Technology" shall mean all inventions, discoveries, developments, know-how including Trade Secrets (excluding i-STAT Know-How and Technology and Abbott Know-How and Technology), whether patentable or not, which are disclosed and/or reduced to practice and that derive from the course of work performed under the R&D Program.

***CONFIDENTIAL TREATMENT REQUESTED.

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         1.45 "Project" shall mean the efforts of the Parties and their
Affiliates relating to a Project Plan for development of a Program Product for Commercialization.

         1.46 "Project Manager" shall be an individual appointed by i-STAT and approved by the R&D Steering Committee (as set forth in Section 2.2) who is assigned to a particular Project and who is responsible for coordinating the efforts of the Project Team.

         1.47 "Project Team" shall mean the cross-functional team of individuals established for development of each Program Product according to a Project Plan and led by a Project Manager for a given Project.

         1.48 "Purchase Price" shall have the meaning set forth in Section 8.2.

         1.49 "Regulatory Filing" shall mean an application filed with a governmental entity for approval by that entity in a country for the sale of a medical device for human use in such country, such as a 510K Filing.

         1.50 "Research and Development Project Plan" or "Project Plan" shall mean the work program, timetable, Milestones, the quantifiable acceptance criteria of each Milestone, design goals and Specifications (as hereinafter defined), listings of appropriate i-STAT Know-How and Technology and appropriate Abbott Know-How and Technology, estimated budgets and identified responsibilities of the Parties, and any and all subsequent modifications thereto, developed by the Project Team, and approved by the R&D Steering Committee as established for each individual Program Product. The Project Plan shall be maintained by the Project Manager. The Project Plan may be amended from time to time by the written mutual agreement of the Parties.



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         1.51 "Research and Development Program" or "R&D Program" shall mean the research and development work funded by Abbott to be carried out by i-STAT and/or Abbott according to Project Plans for the development and Commercialization of Program Products according to the tasks, timetables, Milestones and budgets as set forth in each Project Plan. The Parties intend that the scope of the work performed under the R&D Program will be specific to the intended application of the Program Product. The Parties do not intend to include work on i-STAT Know-How and Technology which will be funded by i-STAT, or work on Abbott Know- How and Technology which will be funded by Abbott.

         1.52 "Signing Date" shall mean the last date on which a Party executes this Agreement.

         1.53 "Specifications" shall mean the Program Product(s)' characteristics established by the Project Team and approved by Abbott in writing, and maintained by the Project Manager.

         1.54 "Starting Date" shall mean January 1, 1999, unless an earlier date is mutually agreed upon in writing by the Parties; provided, however, the Starting Date shall not occur unless the Closing first has occurred.

         1.55 "Term" shall mean the period of time beginning on the Closing Date and continuing, unless earlier terminated pursuant to Section 9.2, until the expiration or termination of the Marketing and Distribution Agreement. Term shall not mean the duration of any license or grant of rights hereunder the expiration of which shall be separately specified.

         1.56 "Territory" shall mean the entire world, except for the Co-exclusive FUSO Territory, and the HP Territory, subject to the Co-exclusive FUSO Territory and/or the HP Territory, or portions thereof, becoming part of the Territory pursuant to Section 4.4.


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         1.57 "Third Party" means a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.

         1.58 "Trademarks" shall mean the trademarks of either Party used to co-label Program Products and attached hereto as Schedule 1.58.

         1.59 "Trade Secrets" shall mean the technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, marketing plans, product plans and the like, owned or licensed by a Party and/or its Affiliates: (a) from which a Party and/or its Affiliates derives an actual or potential economic value by being held in secrecy and not known by Third Parties who are not under an obligation of confidentiality with respect thereto; or (b) which gives such Party an advantage over Third Party competitors who do not know or use it.

         1.60 "United States" shall mean the fifty (50) states of the United States, including its territories and possessions, the District of Columbia and Puerto Rico.


                ARTICLE 2. JOINT RESEARCH AND DEVELOPMENT PROGRAM

         2.1 R&D Steering Committee. Each Party shall designate two (2) representatives to serve on an R&D Steering Committee. The R&D Steering Committee shall be responsible for determining the Program Budget available for research and development of Program Products. In addition, the R&D Steering Committee shall review prioritization of Projects and allocation of budgeted funds to the individual Projects, approve Project Plans, recommend the initiation of



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Projects, approve Project Managers, monitor the progress of Projects against budgets, timelines and Milestones, and approve recommendations for prosecuting Program Patents included in Program Technology. Notwithstanding the joint nature of these activities, Abbott shall have the final authority for Project prioritization, budget allocations, date of Project Initiation and final Specifications for each Project.

         2.2 Project Team. Each Program Product shall be developed by a Project Team which shall include representatives from both Parties, as mutually agreed by the Parties. i-STAT shall have the responsibility for nominating a Project Manager to coordinate the efforts of the Project Team, and the R&D Steering Committee shall have final approval for the Project Manager. The Project Team shall be responsible for developing and recommending a Project Plan to the R&D Steering Committee and leading the development tasks necessary to Commercialize each Program Product as stated in the Project Plan. The Project Plan shall include, but shall not be limited to, timelines, budgets, assignment of responsibilities and performance specifications. The performance specifications shall include both target and minimally acceptable performance specifications for the Research and Development Prototype, the 510K Filing data set and the final Program Product in a quantitative and measurable manner. The Project Team shall recommend to the R&D Steering Committee whether to pursue patent protection for Program Technology resulting from the Project.

         2.3 Project Plan Milestones. The Project Team shall establish specific criteria for the measurement of the following four (4) Milestones:

                  (a)      First Milestone: ***.

*** CONFIDENTIAL TREATMENT REQUESTED.


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                  (b)      Second Milestone: ***;




                  (c)      Third Milestone: ***




                  (d)      Fourth Milestone: ***




         2.4 Discontinuance of Project. Abbott, in its sole discretion, may discontinue a Project at any time during such Project. Abbott shall pay i-STAT the Actual Costs due to i-STAT up to the date upon which i-STAT is notified in writing such Project is terminated by Abbott. i-STAT shall have the right, but not the obligation, to take over the Project and provide the necessary funding for the Project from that point forward. If i-STAT elects to continue the Project, i-STAT shall develop and solely fund the Project. Abbott shall retain the exclusive right

*** CONFIDENTIAL TREATMENT REQUESTED.



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to Commercialize a product resulting from such a Project and such product will be deemed as an i-STAT Product in the Field, pursuant to the Marketing and Distribution Agreement.

         2.5 Regulatory Filings. The Parties shall meet and discuss the countries in which to seek regulatory approval and shall mutually agree upon the strategy to expedite such approval and market entry, including ownership of the regulatory filing.


                     ARTICLE 3. DUE DILIGENCE OF THE PARTIES

         3.1 Abbott's General Responsibilities. Abbott's responsibilities shall include, as appropriate:

         (a) Identifying and selecting Program Products after discussing with i-STAT the feasibility of developing such a Program Product. As of the Signing Date, Abbott has identified the following candidate Program Products: ***;

         (b) Approving the final design goals and Specifications of each Project Plan established for each Program Product by a Project Team;

         (c) Providing appropriate Abbott Know-How and Technology for utilization in the R&D Program;

         (d) Considering the recommendations of the R&D Steering Committee and the Project Teams with regard to Project Plans and patent procurement;


*** CONFIDENTIAL TREATMENT REQUESTED.


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         (e)      Using reasonable commercial efforts to diligently undertake, pursue and support all research activities that are required to complete the R&D Program and all Project Plans; and

         (f) Providing guidance to i-STAT regarding requirements for Regulatory Filings.

         3.2 Payments. Abbott shall reimburse i-STAT for i-STAT's Actual Cost of the work performed according to the Project Plan. The payments shall be made as follows: Upon the date of *** (Milestone 1), Abbott shall make a Prepayment to i-STAT which shall be the estimated budget for the first Calendar Quarter's expenses of the Project. At the end of each Calendar Quarter, i-STAT shall submit an invoice, in sufficient detail to facilitate proper review and approval by Abbott, for all Actual Costs for the Calendar Quarter as well as major activities or tasks completed. The invoice for the Project's actual first Calendar Quarter submitted by i-STAT to Abbott shall be compared to the Prepayment made by Abbott, with the difference either submitted to i-STAT (if the first Calendar Quarter Actual Cost is higher than the Prepayment), or credited to Abbott against future payments to be made by Abbott (if the Prepayment is higher than the first Calendar Quarter's Actual Costs); such difference shall be paid to i-STAT or credited to Abbott within thirty (30) days of performing such calculation. Subsequent invoices for each Calendar Quarter's Actual Cost will be submitted by i-STAT and be subject to review by Abbott, with payment made to i-STAT within thirty (30) days of receipt and review of such invoice. Abbott shall have the right to audit i-STAT's books for confirmation of Actual Costs as set forth in Section 3.4. If Abbott terminates the Project, i-STAT shall be reimbursed for expenses only up to the date i-STAT is notified of Abbott's termination.

*** CONFIDENTIAL TREATMENT REQUESTED.



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         3.3 i-STAT's General Responsibilities. i-STAT's responsibilities shall include, as appropriate:

         (a) Providing assistance and advice to Abbott to determine Program Products;

         (b) Performing technical research and development work at its facilities in connection with and according to the Project Plan;

         (c) Incorporating appropriate i-STAT Know-How and Technology for development and manufacture of Program Products under the R&D Program;

         (d) Using reasonable commercial efforts to diligently undertake, pursue and support all research activities that are required to complete the R&D Program and all Project Plans;

         (e) Maintaining proper books and records regarding Actual Costs and Fully Burdened Manufacturing Costs, as set forth in
                  Section 3.4; and

         (f) Committing to providing Abbott with priority equal to i-STAT's highest priority for research and development work on every Project, up to the allocated amount of the Program Budget.

         3.4 Records and Audits. i-STAT shall maintain proper books and records in accordance with generally accepted accounting principles reflecting all information necessary for the accurate calculation of Actual Cost, Fully Burdened Manufacturing Cost, and other calculations necessary and appropriate to determine Purchase Price of Program Products. Upon thirty (30) days' prior written notice to i-STAT (but not more frequently than once in any Contract Year, unless there is a dispute, then as frequently as is necessary), Abbott may retain, at Abbott's expense, an independent certified public accountant reasonably acceptable to i-STAT to examine i-STAT's books and records relating to the matters described herein, which shall be



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transferred to, if not already at, i-STAT's principal place of business. Such examination shall occur during normal business hours for the sole purpose of verifying the accuracy of i-STAT's calculations. Such accountant shall be required to execute a mutually acceptable confidentiality agreement and shall report to Abbott only the amount of any discrepancy in the calculations. Within thirty (30) days after completion of such examination, the Parties shall reconcile any underpayment or overcharge, if any, by credit or debit memo; provided, however, if such adjustment is to occur at the end of a Contract Year, any overpayment or underpayment shall be paid by check or wire transfer to Abbott within thirty (30) days after the end of the final reconciliation. Such examination rights may be exercised by Abbott only with respect to records for the then current Contract Year and the then prior Contract Year.

         3.5 Delays. Any delay in or failure to complete any Project Plan according to the Project Plan's design goals, Specifications and timelines shall neither constitute a failure of diligence by i-STAT nor a breach by i-STAT of this Agreement unless due to either the gross negligence or willful misconduct of i-STAT.

                       ARTICLE 4. OWNERSHIP OF TECHNOLOGY

         4.1 Program Technology. All Program Technology invented either solely or jointly by the Parties shall be owned jointly by the Parties.

         4.2 Ownership of i-STAT Know-How and Technology. All i-STAT Know-How and Technology shall be the sole property of i-STAT. i-STAT shall have no obligation hereunder to license i-STAT Know-How and Technology to Abbott.



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         4.3 Ownership of Abbott Know-How and Technology. All Abbott Know-How
and Technology shall be the sole property of Abbott. Abbott shall grant a license to i-STAT under appropriate Abbott Know-How and Technology as identified in a Project Plan, only for the limited purpose of manufacturing Program Products for Abbott, for i-STAT or Third Parties only as expressly provided in this Agreement.

         4.4 Right to Commercialize Program Products in the Territory. During the Term of this Agreement, Abbott and its Affiliates shall have the sole and exclusive right to Commercialize Program Products in the Territory in the Field.

         4.4.1 Right to Commercialize Program Products in the Co-Exclusive FUSO Territory. During the Term, Abbott and its Affiliates (and not i-STAT nor its Affiliates) shall have the right to Commercialize Program Products in the Field in the Co-Exclusive FUSO Territory. Abbott and its Affiliates shall not have the obligation to sublicense any right to Program Products to any Third Party in the Field in the Co-exclusive FUSO Territory. If the last to expire of the FUSO Agreement, FUSO Development Agreement and FUSO License Agreement expires during the Term, (and i-STAT shall so notify Abbott) then i-STAT shall have the right to Commercialize Program Products outside the Field in the Co-Exclusive FUSO Territory.

         4.4.2 HP Territory. As of the expiration of the HP Exclusivity Period (and i-STAT shall so notify Abbott), Abbott and its Affiliates shall have the sole and exclusive right to Commercialize Program Products in the Field in the HP Territory.

         4.4.3 Other Distributors. In the event that an issue arises in any Distributor Territory regarding the Commercialization of Program Products, the Parties shall discuss in good faith a resolution to such issue in a manner consistent with the provisions of this Agreement.

                               ARTICLE 5. LICENSES

         5.1 General. During the Term, Abbott shall have the exclusive and sole right to Commercialize Program Products in the Field in the Territory. Neither Party shall have the right to Commercialize Program Products in the HP Territory while the HP Exclusivity Period is in effect. Abbott, but not i-STAT, shall have the right to Commercialize Program Products in the Co-exclusive FUSO Territory. Neither Party shall have the right to grant a license or in any other way convey to Third Parties any of its rights to Program Technology in the Field in the Territory, including the HP Territory, without the express written consent of the other Party. Each Party shall have the right to Commercialize Program Products outside of the Field in the Territory. Each Party may grant Third Parties the right to Commercialize the Program Products outside the Field in the Territory with the express written consent of the other Party, which consent shall not be withheld unreasonably. At termination of this Agreement, i-STAT shall have the right: (a) to Commercialize Program Products in the Field in the Territory according to the terms set forth in Section 8.4; and (b) to Commercialize Program Products outside the Field. Abbott has a right to Commercialize Program Products through sub-distributors, and nothing contained in this Agreement shall be construed to limit Abbott's right to do so.

         5.2 Rights of the Parties to License Third Parties.

                  5.2.1 Neither Party shall have the right to license in whole or in part Program Technology to a Third Party in the Field in the Territory including the HP Territory without the express written consent of the other Party.

                  5.2.2 Neither Party shall have the right to license Program Technology to Third Parties outside of the Field in the Territory without the express written consent of the other Party, which consent shall not be withheld unreasonably.

                  5.2.3 These sublicense restrictions set forth this section 5.2 shall survive termination or expiration of this Agreement as described in
Article 9.

                  5.2.4 It is understood and agreed by the Parties that an original equipment manufacturer or private label manufacturer shall be considered a sublicensee for purposes of this Agreement.

                  5.2.5 During the HP Exclusivity Period, neither Party shall have the right to license or otherwise convey rights to Third Parties to Program Technology in the HP Territory.

         5.3 Rights of the Parties to Grant Rights to Commercialize Program Products to Third Parties.

                  5.3.1 Neither Party shall have the right to grant the right to Commercialize Program Products to a Third Party in the Field in the Territory, including the HP Territory, without the express written consent of the other Party.

                  5.3.2 Neither Party shall have the right to grant the right to Commercialize Program Products to Third Parties outside of the Field in the Territory without the express written consent of the other Party, which consent shall not be withheld unreasonably.

                  5.3.3 The restrictions set forth in this Section 5.3 shall survive termination or expiration of this Agreement as described in Article 9.

                  5.3.4 During the HP Exclusivity Period, neither Party shall have the right to grant rights to a Third Party to Commercialize the Program Products in the HP Territory.

         5.4 License to Abbott Technology and Know-How. In the event that, during the Term, i-STAT requests a non-exclusive license with no right to sublicense to utilize Abbott Technology and Know-How incorporated into a Program Product to Commercialize a Program Product outside the Field, Abbott shall grant such right to i-STAT, which Abbott shall do unless Abbott is prohibited from doing so by an agreement with a Third Party. i-STAT shall pay a royalty to Abbott at the rate of *** of Net Sales of such Program Product sold by i-STAT and its Affiliates outside the Field. i-STAT's royalty obligation for Abbott Know-How and Technology shall continue until: ***

  i-STAT's obligation to pay Abbott a royalty pursuant to this Section 5.4 shall survive the expiration or termination of this Agreement, except as provided in
Section 9.3(f).

         5.5 Abbott's Right To Commercialize Program Product Outside the Field. In the event that, during the Term, Abbott requests a non-exclusive right to Commercialize a Program Product outside the Field, i-STAT may grant such license to Abbott, which i-STAT shall do unless prohibited from doing so by an agreement with a Third Party.***.

         5.6 No Right to Abbott's Proprietary Sensor Technology. In no event shall any term or provision in this Agreement be interpreted to grant i-STAT or its Affiliates a license to Abbott's or its Affiliates' proprietary sensor technology, or confer any commercial or

*** CONFIDENTIAL TREATMENT REQUESTED.

manufacturing right to i-STAT or its Affiliates to Abbott's or its Affiliates' proprietary sensor technology.

         ARTICLE 6. PATENT PROSECUTION AND ENFORCEMENT OF JOINTLY OWNED

                               PROGRAM TECHNOLOGY

         6.1 Patent Prosecution. The R&D Steering Committee shall be responsible for recommending to Abbott that the Parties seek patent protection for Program Technology in the name of both Parties as assignees on all inventions, regardless of inventorship. After receiving a written recommendation from the R&D Steering Committee, Abbott shall notify i-STAT in writing whether Abbott agrees to pursue patent protection for any such recommended Program Technology, and shall indicate to i-STAT in which countries Abbott desires to seek such protection. Abbott then shall be solely responsible for: (a) filing, prosecuting and maintaining U.S. rights and foreign applications and patents covering such Program Technology; and (b) all costs incurred in connection with such responsibility. Abbott shall keep i-STAT advised as to all material developments with respect to all Program Patents, and shall supply i-STAT with copies of all papers received, solicit i-STAT's comments to the papers, and prepare and then copy i-STAT on any papers proposed to be filed in connection with the prosecution or defense thereof in a sufficiently reasonable time for i-STAT to submit its further comments to Abbott. All comments provided by i-STAT to Abbott shall be reviewed and shall not be unreasonably rejected by Abbott. Abbott shall use its reasonable good judgment when pursuing patent protection for Program Patents. Abbott shall have the right to designate counsel of its choice to perform any or all such related work.

         6.2 Discontinuance of Patent Prosecution. If Abbott decides not to follow the R&D Steering Committee's recommendations to prepare and file a patent application covering a particular aspect of Program Technology or otherwise seek patent rights to a particular aspect of Program Technology under Section 6.2, or if Abbott elects to discontinue the prosecution or maintenance of any Program Patent, Abbott shall promptly notify i-STAT. i-STAT may, but shall not have the obligation to, file or continue prosecution of such patent application included in Program Patents or maintain such Program Patent, at its own expense in the name of both Parties.

         6.3 Infringement by Third Parties. In the event a Party has reason to believe that a Third Party may be infringing any of the Program Patents included in Program Technology in the Field by the Third Party's manufacture, sale, use or importation of an infringing product in the Field in the Territory, such Party shall promptly notify the other Party. Abbott may, in its sole discretion, elect to enforce any Program Patent included in Program Technology through legal action or otherwise, and i-STAT agrees to reasonably cooperate with Abbott in such enforcement. In the event that Abbott requests the assistance of i-STAT and i-STAT requires the assistance of patent counsel, i-STAT shall so advise Abbott promptly and, after Abbott's approval, i-STAT shall have the right to retain patent counsel of its choice at Abbott's expense; provided, however, that Abbott shall have the right to review all invoices associated therewith, and discontinue such patent counsel assistance immediately upon notice to i-STAT hereunder. Abbott shall be responsible for any costs associated with such suit and/or settlement, and shall be entitled to retain any recovery that may be obtained in any suit brought by Abbott. If such settlement involves any material admission(s) by Abbott relating to such suit, Abbott shall use its reasonable best efforts to ensure the confidential treatment of all its material admissions. Abbott hereby agrees that it shall not make any material admission relating to i-STAT Know-how and Technology without the prior written consent of i-STAT, which consent shall not be withheld unreasonably. In the event Abbott does not commence activities to enforce diligently such Program Patent within three (3) months after notice of possible infringement is given between i-STAT and Abbott, i-STAT may institute suit and diligently pursue such suit. Abbott agrees to serve as a nominal party if its presence is legally required and to sign any papers necessary to support any litigation. i-STAT shall be entitled to retain any recovery which may be obtained in any suit brought by i-STAT. Abbott shall provide reasonable cooperation with respect to any suit which i-STAT may bring pursuant to this Section 6.3. i-STAT hereby agrees that it shall not make any material admissions relating to Abbott Know-how and Technology without the prior written consent of Abbott, which consent shall not be withheld unreasonably.

         6.4 Third Party Claims for Infringement. If a Third Party brings a legal action or administrative proceeding against either or both of the Parties alleging infringement by a Program Product in the Field in the Territory, the Parties agree that they shall confer in good faith to determine the most effective means of cooperating to defend their sole and mutual interests. Each Party shall bear its own expenses related to the defense unless otherwise agreed at the time.

         If it is clear that the predominant aspect of the Program Product at issue was contributed by one Party rather than the other, then the contributing Party will be financially responsible for any judgment and have the first right to take the lead in the coordinated defense.

         If it is not clear that the aspect of the Program Product at issue was contributed by one Party rather than the other, then the Parties will share equally in any judgment and negotiate in good faith as to which Party takes the lead in the coordinated defense.

         In any event with respect to each such legal action or administrative proceeding:

         (a) Neither Party shall have the right to enter into any financial, commercial or other settlement with such Third Party without the consent of the other Party, which consent shall not be withheld unreasonably.

         (b) Neither Party shall have the right to make any adverse admissions relating to infringement without the consent of the other Party, which consent shall not be withheld unreasonably.

         (c) Each Party, upon notice to the other Party, shall have the right to mitigate potential damages as such Party deems appropriate, including, without limitation, stopping the manufacture of the alleged infringing Program Product, stopping Commercialization of such alleged infringing Program Product, redesigning the alleged infringing Program Product or action and reconfiguring the alleged infringing Program Product or action. Any such mitigation taken by a Party shall not be used against that Party when determining that Party's performance under the Agreement. Any lead taken by a Party under this Section 6.4 relating to defending the other Party in such legal action or administrative proceeding shall not be used against the non-lead Party when determining the non-lead Party's performance under this Agreement. Only if a Party fails to perform its obligations under this Section 6.4 shall the other Party be entitled to indemnification for such obligations pursuant to the provisions of Article 13.

                              ARTICLE 7. TRADEMARKS

         7.1 Trademark License. i-STAT hereby grants to Abbott and its Affiliates a non-exclusive license, with the right to sublicense, to use i-STAT's Trademarks to Commercialize Program Products, in the Field in the Territory. Pursuant to Section 13.1 of the Marketing and Distribution Agreement, on or before January 1 of each Contract Year, i-STAT shall provide Abbott with a Trademark report reflecting all applications for Trademarks and the status thereof. In addition, i-STAT shall, at its expense, file new applications to register any or all of the i-STAT's Trademarks in any or all of the countries in the Territory, as may be reasonably requested by Abbott. Abbott shall give i-STAT at least ninety (90) days' prior written notice before Commercializing any Program Product under i-STAT's Trademarks in any country not identified in i-STAT's Trademark report. The Parties shall mutually agree on the trademark approach in any such country, taking into consideration, among other things, the length of time required to obtain trademark registration, laws relating to trademark use, the existence of any conflicting trademark registrations, applications or uses and anticipated sales volumes of the relevant Program Products in such country. Any use of an Abbott Trademark by i-STAT shall be subject to Abbott's prior approval, which approval may be withheld by Abbott at Abbott's sole discretion.

         7.2 Ownership. It is understood and agreed that i-STAT is the sole and exclusive owner of all right, title and interest in and to i-STAT's Trademarks. Nothing contained in this Agreement shall be construed as an assignment to the non-owning Party of any right, title or interest in i'STAT's Trademarks; it being understood that all rights, title and interests relating to such Trademarks are expressly reserved by i-STAT, except for the rights being licensed hereunder.

         7.3 Infringement. Each Party shall notify the other Party of any suspected infringements by Third Parties of the Trademarks in the Field that may come to a Party's attention. Each Party shall have the initial right to determine whether any action shall be taken due to any such infringement of its Trademark. Each Party shall have the right to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof with respect to its own Trademarks. In the event i-STAT does not pursue such potential infringement within three (3) months after notice of such potential infringement, Abbott shall have the right to take action on its own behalf, to employ counsel of its choosing and to direct the handling of the litigation and any settlement thereof, at Abbott's own expense. The Parties agree to cooperate with each other in maintaining, protecting and defending its Trademarks.

         7.4 Co-Labeled Product. i-STAT covenants and agrees that it shall sell Program Products identified by an Abbott Trademark or Abbott trade name only to Abbott and its Affiliates or to an Abbott-appointed sub-distributor.

                ARTICLE 8. COMMERCIALIZATION OF PROGRAMS PRODUCTS

         8.1 Program Products in the Program Field. Abbott and its Affiliates shall have the sole, exclusive right, including the right to appoint sub-distributors, to Commercialize Program Products in the Field for use in the Territory. Abbott and its Affiliates (and not i-STAT nor its Affiliates) shall have the right to Commercialize Program Products in the Field in the Co-exclusive FUSO Territory. Abbott and its Affiliates shall not have the obligation to sublicense any right to Program Products to any Third Party in the Field in the Co-Exclusive FUSO Territory. If the last of the

FUSO Agreement, FUSO Development Agreement and FUSO License Agreement expires during the Term, then i-STAT shall have the right to Commercialize Program Products outside the Field in the Co-Exclusive FUSO Territory. Neither Party shall have the right to Commercialize Program Products in the Field in the HP Territory, except as provided in Section 4.4. i-STAT shall manufacture Abbott's and its Affiliates' requirements of Program Products according to the terms and conditions set forth in the Marketing and Distribution Agreement, except as expressly provided in this Agreement. If any term or condition of this Agreement is inconsistent with a similar term in the Marketing and Distribution Agreement with regard to Program Products, the term or condition of this Agreement shall prevail.

         8.2 Purchase Price of Program Products.

                  8.2.1 Regular Purchase Price. Abbott shall pay i-STAT a Purchase Price for each Program Product sold to Abbott, in accordance with pricing provisions set forth in the Marketing and Distribution Agreement except as provided in Section 8.2.2.

                  8.2.2 Credit for Abbott's Funding of the R&D Program. During the period that the funding for the Project that developed the Program Product has not been repaid to Abbott in the amount specified in Section 8.2.3 hereof, the Purchase Price for that Program Product shall be determined according to the following provisions. The Purchase Price shall be ***. This difference shall be credited to Abbott to reimburse Abbott for its funding of the development of that Program Product, pursuant to Section 8.2.3.

                  8.2.3 Computation of R&D Funding Reimbursement. Abbott shall fund each R&D Program pursuant to Section 3.2. Abbott shall accrue the amount so paid to i-STAT. The amount

*** CONFIDENTIAL TREATMENT REQUESTED.

paid to i-STAT shall accrue interest at the rate of ***. The amount to be reimbursed to Abbott for the Project that developed that Program Product shall be the total of the amount paid by Abbott to fund that Project plus the interest on that amount as set forth in this Section 8.2.3.

         8.3 Program Products Outside the Field. Each Party shall have the right to Commercialize Program Products outside the Field. ***

         8.4      i-STAT's Rights to Commercialize Program Products in the
                  Field.

         At termination of this Agreement as set forth in Sections 9.1 and 9.2, i-STAT shall have the right to Commercialize Program Products in the Field directly to end-users in the Territory and not through any distributor or Third Party. In the event that i-STAT so elects to Commercialize a Program Product in the Field, i-STAT shall pay to Abbott a royalty of *** of Net Sales of such Program Product sold by i-STAT and its Affiliates in the Field in the Territory
***.

*** CONFIDENTIAL TREATMENT REQUESTED.

                         ARTICLE 9. TERM AND TERMINATION

         9.1 Term. This Agreement shall commence on the Closing Date, and unless sooner terminated pursuant to Section 9.2, shall continue in effect until the expiration or termination of the Marketing and Distribution Agreement. Term shall not mean the duration of any license or grant of rights hereunder, the expiration of which, if any, shall be separately specified.

         9.2 Early Termination. This Agreement may be terminated in accordance with the following provisions:

         9.2.1    For No Cause By Abbott. For no cause by termination of the
                  Agreement:

         (a) at any time prior to the Date of First Market Launch of the first Program Product upon sixty (60) days' prior written notice from Abbott to i-STAT; or

         (b) at any time after the Date of First Market Launch of a Program Product upon one hundred twenty (120) days' prior written notice from Abbott to i-STAT.

         9.2.2    Termination for Cause.

         (a) Bankruptcy; Material Breach. Either Party may terminate this Agreement for cause upon written notice to the other Party in the event the other Party: (a) appoints a receiver, executes an assignment for the benefit of creditors or files or otherwise

***CONFIDENTIAL TREATMENT REQUESTED.

                           becomes subject to bankruptcy or insolvency proceedings; or (b) materially breaches this Agreement and fails to cure such breach within sixty
                           (60) days after written notice of breach from the non-breaching Party, as such cure period may be extended for such additional period as the non-breaching Party reasonably determines that the breaching Party is diligently pursuing a cure of such breach.

                  (b)      Uncured Material Breach.

                                    (i)     Abbott may terminate this Agreement
                                            for cause upon an uncured material
                                            breach of a warranty or
                                            representation by i-STAT of this
                                            Agreement as set forth in Sections
                                            12.1 and 12.3; or

                                    (ii)    i-STAT may terminate this Agreement
                                            upon an uncured material breach of a
                                            warranty or representation by Abbott
                                            as set forth in Sections 12.2 and
                                            12.3.

                  (c) Delay of Closing. This Agreement may be terminated, and the transactions contemplated abandoned, by either Party by written notice to the other Party if the Closing Date does not occur on or before the date which is one hundred and thirty (130) days from the Signing Date.

                  (d) By Abbott for Change of Control. Abbott shall have the right to terminate this Agreement upon twelve
                           (12) months' prior written notice to i-STAT in the event of a Change of Control of i-STAT.

                  (e) Non-Fulfillment of Conditions. The non-fulfillment of any of the conditions described in Article 14 (whether or not the Closing occurs) shall not result in any liability to any Party unless such non-fulfillment is a result of a breach of this Agreement or any of the other Alliance Agreements by such Party.

         9.3      Consequences of Expiration or Termination.

                  9.3.1 On the date of expiration of the Term or early termination of this Agreement by either Party:

                  (a) Abbott's obligation to pay for costs of filing patent applications and patent maintenance of Program Products under Section 6.1 shall cease;

                  (b) The Parties shall retain joint ownership of Program Patents included in Program Technology, joint data and joint information;

                  (c) Abbott's right to Commercialize the Program Products in the Field and outside of the Field shall survive;

                  (d) i-STAT shall have the right to sell directly to end users Program Product in the Field in the Territory, as set forth in Section 8.4 and outside the Field as set forth in Section 5.1;

                  (e) If termination was due to a breach of a representation or warranty under Article 12, then the non-breaching Party also shall have any remedy under
                           Article 13;

                  (f) If i-STAT terminates due to an uncured material breach by Abbott, i-STAT's obligation to pay
                           Abbott's development expenses and royalties pursuant to Section 8.4 shall survive. Notwithstanding the above, if i-STAT terminates due to an uncured material breach by Abbott of its obligations of confidentiality regarding i-STAT's information as set forth in Article 10, i-STAT shall not be required to pay royalties pursuant to Section 8.4 for any Program Products that materially incorporate such i-STAT Confidential Information included in such material breach by Abbott.

                  9.3.2 Within sixty (60) days of the date of expiration of the Term under Section 9.1 or early termination by either Party as set forth in
Section 9.2, each Party shall, except as otherwise provided in this Agreement, return or destroy all Confidential Information of the other Party; except that each Party may retain one (1) copy of Confidential Information for archival purposes solely to confirm compliance with the provisions of Article 10.

                  9.3.3 Either Party may terminate this Agreement in the event a force majeure event continues for one hundred eighty (180) consecutive days and prevents a Party from materially performing its obligations under this Agreement. Such termination shall not be considered a breach by either Party.

                  9.3.4 Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

                  9.3.5 Notwithstanding the terms and conditions of Section 9.2.2(a), neither Party shall be obligated to terminate this Agreement in the event the other Party materially breaches this Agreement. The non-breaching Party shall have the right to seek, in accordance with Section 15.5, other remedies available to it at law and equity to recover for such breach, without having to terminate this Agreement.

         9.4 Survival. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to expiration or early termination. The following provisions shall survive expiration or early termination of this Agreement or of any extensions thereof: Article 1 (Definitions); Section 3.2 (Payments); Section 3.4 (Records and Audit); Article 4 (Ownership Technology); Article 5 (Licenses); Sections 6.3 and (Third Party Infringement), 6.4; Sections 7.2 and 7.4 (Trademarks); Article 8 (Commercialization of Program Products); Sections 9.3 (Consequences of Expiration or Early Termination) and 9.4 (Survival); Article 10 (Confidential Information and Trade Secrets, as to the obligations of the Parties); Section
10.5 (Public Announcements); Article 11 (Non-Competition); Article 12 (Representations and Warranties); Article 13 (Indemnification as to events giving rise to indemnification that occurred prior to termination only); Section
15.4 (Binding Effect); Section 15.5 (Dispute Resolution) Section 15.12 (Governing Law), Section 15.11 (Entire Agreement). In addition, all license provisions that survive termination, that are irrevocable or that arise due to termination shall survive in accordance with their terms. Notwithstanding the above, any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive for the specified period of time only.

                      ARTICLE 10. CONFIDENTIAL INFORMATION

         10.1 Confidentiality. The Parties acknowledge that during the term each of them and their Affiliates will exchange Confidential Information (including i-STAT Know-How and Technology and Abbott Know-How and Technology) pertaining to their performance hereunder, and the disclosure and use of any such Confidential Information shall be governed by the provisons of this Article 10 and not by the provisions of the Confidentiality and Stand Still Agreement between the Parties, dated March 11, 1998. Each Party shall use Confidential Information of the other Party only for the purpose of the activities contemplated by this Agreement and shall not disclose such Confidential Information to a Third Party except in accordance with the provisions of this

Agreement. The Parties shall ensure that their Affiliates keep all Confidential Information exchanged hereunder confidential in accordance with the provisions hereof as though the Affiliates were parties hereto. This provision shall remain in effect for the term of this Agreement and for a period of three (3) years after termination or expiration of this Agreement for all Confidential Information excluding Trade Secrets. Trade Secrets shall be kept confidential by the Receiving Party according to the terms set forth in Section 10.2.

         10.2 Handling of Trade Secrets. During the course of its performance hereunder, a Party (the "Disclosing Party") may desire or be requested to disclose Confidential Information to the other Party (the "Receiving Party") which the Disclosing Party considers a Trade Secret. In such event, the Disclosing Party first shall inform the Receiving Party, on a non-confidential basis, of the general nature of the Trade Secret information. The Receiving Party shall have ten (10) days to decide whether it wishes to have such Trade Secrets disclosed to it and to inform the Disclosing Party in writing that it wishes to receive such a disclosure. Any Trade Secrets so disclosed between the Parties shall be marked "Trade Secret" and the Receiving Party shall not disclose or use such Trade Secret except as expressly permitted under this Agreement for the Term of this Agreement and thereafter. In the event that the Disclosing Party discloses Trade Secrets to the Receiving Party without written approval of the Receiving Party and/or without appropriately marking such information as "Trade Secret," that Trade Secret shall be handled as Confidential Information under Section 10.1

         10.3 Permitted Disclosures. Notwithstanding, the above, nothing contained in this Agreement shall preclude i-STAT or Abbott from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from the other Party as may be required

(a) for regulatory purposes, including Regulatory Filings required to obtain FDA or other governmental approvals subject to requesting confidential treatment;
(b) for audit, tax or customs purposes subject to requesting confidential treatment; (c) for purposes of preparing and filing patent applications consistent with the terms of this Agreement; (d) by law or judicial order, with the consent of the other Party, which consent shall not be unreasonably withheld. With respect to Trade Secrets, the consent of the Disclosing Party (as defined in Section 10.2) shall be required before any disclosure of such Trade Secret, which consent shall not be withheld unreasonably.

         10.4 Publication. Neither Party shall publish or make any presentation regarding the R&D Program, results of the R&D Program, any Project Plan or any Program Product, unless such publication has been reviewed and approved by the other Party at least sixty (60) days prior to its submission for publication, which approval shall not be withheld unreasonably. If requested, each party shall allow the other Party a reasonable period of time to seek patent protection before submitting such proposed disclosure for publication. Such approval by the other Party shall not be required if such information has been published previously, is in the public domain without breach of this Agreement, or was approved or published in writing previously in substantially the same format.

         10.5 Public Announcements. Neither Party shall make any public announcements concerning the Alliance Agreements, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, without the consent of the other Party, which consent shall not be unreasonably withheld, except: (a) as may be required legally by law or judicial order; or (b) either Party may include in a subsequent public statement or document, information regarding the Alliance Agreements which has already been approved by the other Party.

         10.6 Confidential Treatment. i-STAT shall seek confidential treatment for the terms and conditions of this Agreement to the fullest extent permitted by the SEC and any other governmental agency or self-regulatory organization to which i-STAT provides a copy of this Agreement or any of the other Alliance Agreements. Prior to seeking confidential treatment from the SEC or any other governmental agency or self-regulatory organization for any such document, i-STAT shall consult with Abbott and Abbott's counsel and provide them with a reasonable opportunity to request the inclusion of specified provisions in any request by i-STAT for confidential treatment.

                           ARTICLE 11. NON-COMPETITION



*** CONFIDENTIAL TREATMENT REQUESTED.

                   ARTICLE 12. REPRESENTATIONS AND WARRANTIES

         12.1 i-STAT Representations and Warranties as of the Signing Date and Closing Date and thereafter:

                  12.1.1 Intellectual Property Representations and Warranties: i-STAT agrees that it shall represent and warrant to Abbott in a writing which shall be attached hereto as Schedule 12.1.1 as of the date that i-STAT identifies specific i-STAT Know-How and Technology for incorporation into a Project and lists such i-STAT Know-How and Technology in the Project Plan for development of a particular Program Product, that:

                  (a) To the best of its knowledge, such i-STAT Know-How and Technology has not been or will not be obtained through any intentional activity, omission or representation by i-STAT that would limit or destroy the validity of or subrogate i-STAT's rights under such i-STAT Know-How and Technology, and i-STAT has no knowledge or information that would impact on or affect the validity and/or enforceability of any patents or potential patents included in i-STAT Know-How and Technology;

                  (b) To the best of its knowledge, no actions are threatened or pending before any court or governmental agency or other tribunal relating to such i-STAT Know-How and Technology other than (to be supplied at time of warranty).

                  (c) To the best of its knowledge, no Third Party has acquired, owns or possesses any right, title or interest in or to, either directly or indirectly, the Program Technology or Program Products which would permit such Third Party to acquire, own or possess such right, title or interest through i-STAT's intellectual property rights in Program Technology hereunder, and no Third Party possesses any rights which



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
                           would permit such Third Party to Commercialize Program Products due to any rights granted to it by i-STAT; and

                  (d) i-STAT is in compliance and shall remain in compliance with all material terms of any agreement with a Third Party which grants rights to i-STAT for technology under such i-STAT Know-How and Technology, so as not to adversely affect any rights of Abbott under this Agreement.

                  12.1.2 Special Representations and Warranties. (a) i-STAT represents and warrants to Abbott as follows: The execution, delivery and performance of this Agreement by i-STAT shall not be in conflict with or result in the breach of any obligations of i-STAT under any agreement by and between i-STAT and FUSO and i-STAT and HP, respectively, including without limitation, the FUSO Agreement, the FUSO Development Agreement, the FUSO License Agreement, the HP Stock Purchase Agreement, the HP Agreement or the HP License Agreement and with regard to Program Products. This representation and warranty shall survive for so long as the agreement between i-STAT and HP or FUSO, respectively, pertaining to such representations and warranties is still in effect.

         12.2 Abbott Representations and Warranties Relating to Intellectual Property. Abbott agrees that it shall warrant and represent to i-STAT in a writing which shall be attached hereto as Schedule 12.2 as of the date that Abbott identifies specific Abbott Know-How and Technology for incorporation into a Project, and lists such Abbott Know-How and Technology in the Project Plan for development of a particular Program Product that:

         (a) To the best of its knowledge, such Abbott Know-How and Technology has not been obtained or will not be obtained through any intentional activity, omission or representation by Abbott that would limit or destroy the validity of or subrogate Abbott's rights under such Abbott Know-How and Technology, and Abbott has no knowledge or information that would impact on or affect the validity and/or enforceability of any patents or potential patents included in Abbott Know-How and Technology;

         (b) To the best of its knowledge, no actions are threatened or pending before any court or governmental agency or other tribunal relating to such Abbott Know-How and Technology other than (to be supplied at time of warranty);

         (c) To the best of its knowledge, no Third Party has acquired, owns or possesses any right, title or interest in or to, either directly or indirectly, the Program Technology or Program Products which would permit such Third Party to acquire, own or possess such right, title or interest through Abbott's intellectual property rights in Program Technology hereunder, and no Third Party possesses any rights which would permit such Third Party to Commercialize Program Products due to any rights granted to it by Abbott; and

         (d) Abbott is in compliance and shall remain in compliance with all material terms of any agreement with a Third Party which grants rights to Abbott for technology under such Abbott Know-How and Technology, so as not to adversely affect any rights of i-STAT under this Agreement.

         12.3 General Representations and Warranties. Each Party represents and warrants to the other Party as of the Signing Date and Closing Date that:

                  (a) It is a corporation duly organized and validly existing under the laws of its state of incorporation;

                  (b) It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

                  (c) The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any other agreement or relationship.

                           ARTICLE 13. INDEMNIFICATION

         13.1     Indemnifications by i-STAT.

                  13.1.1   General Indemnification.

                  i-STAT shall defend, indemnify and hold harmless Abbott and its Affiliates and their officers, directors, employees and representatives, from and against any suit, proceeding, claim, liability or loss including attorneys' fees necessary to consider, advise and defend, ("Claims") which arise out of or are attributable to any gross negligence or willful misconduct on the part of i-STAT or its Affiliates and their employees, agents or representatives which relates to i-STAT's and its Affiliates' performance hereunder. Notwithstanding the above, i-STAT shall not be liable for Claims of any kind which arise out of or are attributable to any gross negligence or willful misconduct of Abbott or its Affiliates and their officers, directors, employees, agents or representatives with regard to Abbott's performance hereunder.

                  13.1.2 Intellectual Property Indemnity. i-STAT agrees to and shall defend, indemnify and hold harmless Abbott and its Affiliates and their officers, directors, employees and representatives, from and against any Claim and any damages awarded therefrom so far and to the extent as such suit or proceeding is based upon an assertion that the i-STAT Know-How and Technology used hereunder in Program Technology and/or Program Products constitutes an infringement of any patent, copyright, trademark or any other intellectual property right of a Third Party; provided, that Abbott shall promptly notify i-STAT of such Claim, as set forth in Section 13.3.

         13.2     Indemnification by Abbott.

                  13.2.1   General Indemnification.

         Abbott shall defend, indemnify and hold harmless i-STAT and its Affiliates and their officers, directors, employees and representatives from and against any Claims which arise out of or are attributable to any gross negligence or willful misconduct on the part of Abbott or its Affiliates and their officers, directors, employees, agents or representatives which relates to Abbott's and its Affiliates performance hereunder. Notwithstanding the above, Abbott shall not be liable for Claims of any kind which arise out of or are attributable to any gross negligence or willful misconduct of i-STAT, its employees, agents or representatives with regard to i-STAT's and its Affiliates performance hereunder.

                  13.2.2 Intellectual Property Indemnity. Abbott agrees to and shall defend, indemnify and hold harmless i-STAT and its Affiliates and their officers, directors, employees and representatives, from and against any Claim and any damages awarded therefrom so far and to the extent as such suit or proceeding is based upon an assertion that the Abbott Know-How and Technology used hereunder in Program Technology and/or Program Products constitutes an infringement of any patent, copyright, trademark or any other intellectual property right of a Third Party; provided, that i-STAT shall promptly notify Abbott of such Claim as set forth in Section 13.3.

         13.3 Cooperation. Each Party shall promptly notify the other Party of any Claim or potential Claim covered by the provisions of Section 6.4 and this
Article 13, and shall include sufficient information to enable the other Party to assess the facts. If indemnification is sought as a result of any Third Party or sublicensee claim or suit pursuant to Section 6.4, such notice to the indemnifying Party shall be given promptly by the Party seeking such indemnification.

         13.4 Insurance. i-STAT shall procure and maintain during the Term comprehensive commercial liability insurance, including contractual and products liability coverage, in the aggregate annual limits of $20,000,000. i-STAT shall cause Abbott and its Affiliates to be named as an additional insured on such policies, and i-STAT policies shall be primarily with respect to any indemnification of Abbott and its Affiliates hereunder. i-STAT shall provide Abbott with not less than thirty (30) days' prior written notice of any cancellation, modification or reduction of coverage under such policies.

         13.5 Liability Limitation. EXCEPT FOR THIRD PARTY OR SUBLICENSEE LIABILITY ARISING UNDER ARTICLE 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, PENAL OR CONSEQUENTIAL DAMAGES, OR OTHER SIMILAR DAMAGES ARISING OUT OF THIS AGREEMENT.

                        ARTICLE 14. CONDITIONS TO CLOSING

The obligations of Abbott and i-STAT to execute the Alliance Agreements shall be subject to the satisfaction of Abbott at the Signing Date and as of the Closing Date of the following conditions:

         (a) The representations and warranties of i-STAT contained herein and in the other Alliance Agreements shall be true and correct at and as of the Signing Date and at and as of the Closing Date as though restated on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, in which case such representation and warranty shall be true and correct as of such date);

         (b) The "Closing" as such term is defined in the Stock Purchase Agreement shall have occurred or shall be occurring simultaneously.

         (c) Abbott shall have received from i-STAT a certificate signed by an appropriate officer as to i-STAT's compliance with the conditions set forth in paragraph (a) of this Section 14.

                            ARTICLE 15. MISCELLANEOUS

         15.1 Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is a result of any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosions; floods; shortages of material or energy; events caused by reason of laws or regulations or orders by any government, governmental agency or instrumentality or by any other supervening unforeseeable circumstances beyond the reasonable control of the Party so affected. The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use its reasonable best efforts to relieve the effect of such cause as rapidly as possible.

         15.2 Notices. All notices hereunder shall be in writing and shall be:
(a) delivered personally; (b) mailed by registered or certified mail, postage prepaid; or (c) sent by overnight courier; or (d) sent by facsimile or express mail to the following addresses of the respective Parties:

         If to i-STAT:     i-STAT Corporation

                           President and Chief Executive Officer
                           303 College Road East
                           Princeton, New Jersey  08540
                           Facsimile Number: (609) 243-0507

         With copy to:     Paul, Hastings, Janofsky & Walker LLP
                           1055 Washington Boulevard
                           Stamford, CT 06901
                           Attention: Esteban A. Ferrer, Esq.
                           Facsimile Number: (203) 359-3031

         If to Abbott:     Abbott Laboratories
                           Director, Technology Licensing and Acquisitions
                           D9RK, AP6C
                           100 Abbott Park Road
                           Abbott Park, Illinois  60064-3500
                           Facsimile Number: (847) 937-6951

         With copy to:     Divisional Vice President
                           Domestic Legal Division
                           D-322, AP6D
                           Abbott Laboratories
                           100 Abbott Park Road
                           Abbott Park, Illinois  60064-3500
                           Facsimile Number: ( 847) 938-1206

Notice shall be effective: (i) upon receipt if personally delivered, (ii) on the third Business Day following the date of mailing if sent by registered or certified mail; (iii) on the second Business Day following the date of delivery to the express mail service if sent by express mail; and (iv) on the first Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the Party.

         15.3 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Abbott may assign this Agreement, in whole or in part, without such consent, to an Affiliate of Abbott; and provided, further, that Abbott shall promptly notify i- STAT of any such assignment. Any permitted assignee shall assume all obligations of its assignors under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any obligation which such Party may have or incur hereunder.

         15.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties and its successors and permitted assigns.

         15.5 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved through the alternate dispute resolution procedure ("ADR") described on Schedule 15.5; provided, however, that this shall not prevent a Party from seeking or obtaining injunctive relief relating to a breach of confidentiality under Article 10 in a court of competent jurisdiction.

         15.6 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers, or agents of the other. Neither Party nor its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or its Affiliates.

         15.7 Non-Solicitation. The Abbott Diagnostics Division of Abbott ("ADD") and i-STAT each hereby agree that, during the Term and for a period of *** thereafter, a Party shall not solicit to employ any professional level employee of the other Party with whom it comes in contact during the performance of this Agreement, so long as that employee is employed by that other Party, without obtaining the prior written consent of the other Party; provided that:
(a) such employee has not been dismissed or otherwise terminated; and (b) such employee has not answered a general solicitation for employment.

*** CONFIDENTIAL TREATMENT REQUESTED.


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

         15.8 Headings. The captions to the Articles and Sections in this Agreement are inserted for convenience only and are not a part hereof.

         15.9 Waiver or Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one (1) or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         15.10 Severability. If any term or provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         15.11 Entire Agreement. This Agreement including the Schedules, which are incorporated herein by reference, together with the Alliance Agreements including the StandStill Agreement and the Registration Rights Agreement, and other documents exchanged in connection therewith sets forth the entire understanding of the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

         15.12 Governing Law. This Agreement and the legal relations between the Parties hereunder shall be construed, interpreted and governed by the laws of the State of New York, without regard to its choice of law principles.



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
         15.13 Interpretation. When a reference is made to this Agreement to Sections or Schedules, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

         15.14 Counterparts. This Agreement may be executed in two (2) original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         15.15 Mutual Drafting. This Agreement is the joint product of Abbott and i-STAT, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

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                                       53
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         IN WITNESS WHEREOF, each Party has caused this Research and Development and License Agreement to be executed by its duly authorized representative as of the day and year last below written.

ABBOTT LABORATORIES                          i-STAT CORPORATION

By:      /s/ Miles D. White                  By:  /s/ William P. Moffitt
         --------------------------               -----------------------------
                  Miles D. White                       William P. Moffitt

          Executive Vice President        President and Chief Executive Officer

Date: August 3, 1998                         Date: August 3, 1998



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